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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)




                                    EXX, INC.
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                                (NAME OF ISSUER)


                       $.01 PAR VALUE CLASS B COMMON STOCK
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                         (TITLE OF CLASS OF SECURITIES)


                                    269282208
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                                 (CUSIP NUMBER)


                                  JULY 21, 2000
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             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)
[X]   Rule 13d-1(c)
[ ]   Rule 13d-1(d)


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---------------------                                      ---------------------
 CUSIP No. 269282208                                         Page 2 of 4 pages
---------------------                                      ---------------------

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   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          Laura Lee Segal
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                        (a)  [ ]

                                                                        (b)  [ ]
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   3      SEC USE ONLY


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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America
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                       5    SOLE VOTING POWER
   NUMBER OF                69,750
    SHARES             ---------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER
   OWNED BY                 0
     EACH              ---------------------------------------------------------
   REPORTING           7    SOLE DISPOSITIVE POWER
    PERSON                  69,750
     WITH:             ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER
                            0
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   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          69,750
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   10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (SEE INSTRUCTIONS)  [ ]
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   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          11.2%
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   12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
          IN
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Item 2 of Schedule 13G is revised and amended and restated in its entirety as set forth below:

   ITEM 2.  (a)      Name of persons filing:  Laura Lee Segal

            (b) Address of principal business office or, if none, residence:

                     Laura Segal & Associates, Inc.
                     7816 Fairview Road #206
                     Charlotte, NC  28226

            (c)      Citizenship:  United States of America

            (d) Title of class of securities: Class B Common Stock, par value $.01 per share

            (e)      CUSIP No.:  269282208

   ITEM 10. CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                     August 30, 2000
                                         ---------------------------------------
                                                           Date


                                                    s/ Laura Lee Segal
                                         ---------------------------------------
                                         Laura Lee Segal


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